UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

Limited Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 21, 2007

April 16, 2007

DEAR STOCKHOLDER:

You are cordially invited to attend our 2007 annual meeting of stockholders to be held at 9:00 a.m., Eastern Time, on May 21, 2007, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is (614) 415-7076 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located on the inside back cover and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of Limited Brands.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner
Leslie H. Wexner Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2007

April 16, 2007

TO OUR STOCKHOLDERS:

We are pleased to invite you to attend our 2007 annual meeting of stockholders to:

•	Elect four directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Approve our 2007 Cash Incentive Compensation Performance Plan.

•	Vote on one stockholder proposal.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 5, 2007 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located on the inside back cover and a picture I.D., and review the attendance information provided.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors

/s/ Leslie H. Wexner
Leslie H. Wexner Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Limited Brands, Inc. is soliciting your proxy to vote at our 2007 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. “We,” “our,” “Limited Brands” and the “Company” refer to Limited Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card on or about April 16, 2007 to all stockholders entitled to vote. Limited Brands’ 2006 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement.

Date, time and place of meeting

Date:	May 21, 2007

Time:	9:00 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio

Attending the meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located on the inside back cover of this proxy statement. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed.

Shares entitled to vote

Stockholders entitled to vote are those who owned Limited Brands common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, April 5, 2007. As of the record date, there were 400,063,283 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting your shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the election of the Board’s four nominees for director (as described on page 3).

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 11).

•	“FOR” the approval of our 2007 Cash Incentive Compensation Performance Plan (as described on pages 12 to 14).

•	“AGAINST” the stockholder proposal we received (as described on pages 15 and 16).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet),

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting.

Voting in person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 5, 2007, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote necessary to approve proposals

Directors are elected by a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. To be approved, each of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accountants, the proposal to approve our 2007 Cash Incentive Compensation Performance Plan and the stockholder proposal requires the affirmative vote of a majority of the votes cast by shares entitled to vote at the annual meeting. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on these items even if it does not receive voting instructions from you.

ELECTION OF DIRECTORS

The Board of Directors has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2010 annual meeting or until their successors have been elected. All nominees are currently serving on our Board of Directors.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

Stockholders wishing to nominate directors for election may do so by delivering to the Secretary of the Company, no later than fourteen days before the annual meeting, a notice stating (a) the name, age, business address and, if known, residential address of each nominee proposed in the notice, (b) the principal occupation or employment of each nominee and (c) the number of shares of Common Stock beneficially owned by each nominee. No person may be elected as a director unless he or she has been nominated by a stockholder in this manner, by the Board of Directors or by the Nominating & Governance Committee.

The Board of Directors Recommends A Vote FOR The Election of All of The Following Nominees of The Board of Directors:

Nominees and directors

Nominees of the Board of Directors for Election at the 2007 Annual Meeting

Dennis S. Hersch	Director since 2006	Age 60

Mr. Hersch has been a Managing Director of JPMorgan Securities, Inc., an investment bank, since December 2005 where he serves as the Global Chairman of its Mergers & Acquisitions Department. He was a partner of Davis Polk & Wardwell, a New York law firm, from 1978 until December 2005 and served as head of its Mergers & Acquisitions practice.

David T. Kollat	Director since 1976	Age 68

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He is also a director of Big Lots, Inc., Select Comfort, Inc. and Wolverine World Wide, Inc.

William R. Loomis, Jr.	Director since 2005	Age 58

Mr. Loomis was a General Partner or Managing Director of Lazard Freres & Co., an investment bank, from 1984 to 2002. After the formation of Lazard LLC in 2000, he became the Chief Executive Officer of the new entity. Mr. Loomis became a Limited Managing Director of Lazard LLC in 2002 and resigned from that position in March 2004. He is a director of Ripplewood LLC.

Leslie H. Wexner	Director since 1963	Age 69

Mr. Wexner has been Chief Executive Officer of Limited Brands since he founded the Company in 1963, and Chairman of the Board for more than thirty years. Mr. Wexner is the husband of Abigail S. Wexner.

Directors Whose Terms Continue Until the 2008 Annual Meeting

Donna A. James	Director since 2003	Age 49

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide”), from 2003 through March 31, 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide from 2000 until 2003. She is a director of Coca-Cola Enterprises.

Jeffrey H. Miro	Director since 2006	Age 64

Mr. Miro has been a partner and a member of the Board of Directors of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro is a director of M/I Homes, Inc., a national home building company, and was a director of Sotheby’s until May 2006.

Leonard A. Schlesinger	Director since 1996	Age 54

Mr. Schlesinger has been Vice Chairman and Chief Operating Officer of Limited Brands since February 2003. He was Vice Chairman and Chief Operating Officer and Group President of Beauty and Personal Care of Limited Brands from January 2005 until May 2006. He was Executive Vice President and Chief Operating Officer of Limited Brands from March 2001 until February 2003 and was Executive Vice President, Organization, Leadership and Human Resources of Limited Brands from October 1999 until March 2001.

Jeffrey B. Swartz	Director since 2005	Age 47

Mr. Swartz is the President and Chief Executive Officer, as well as a director, of The Timberland Company (a premium-quality footwear, apparel and accessories company), a position he has held since 1998.

Raymond Zimmerman	Director since 1984	Age 74

Mr. Zimmerman has been Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. (a retail company) since 2003. In January 2007, 99¢ Stuff, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.

Directors Whose Terms Continue Until 2009 Annual Meeting

E. Gordon Gee	Director since 1991	Age 63

Dr. Gee has been Chancellor of Vanderbilt University since August 1, 2000. Dr. Gee is a director of Dollar General Corporation, Gaylord Entertainment, Inc., Hasbro, Inc. and Massey Energy Co.

James L. Heskett	Director since 2002	Age 73

Professor Heskett is a Baker Foundation Professor at the Harvard University Graduate School of Business Administration, where he has served on the faculty and administration since 1965.

Allan R. Tessler	Director since 1987	Age 70

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Chairman of the Board of Epoch Investment Partners, Inc., formerly J Net Enterprises, since 2004. He was Chief Executive Officer and Chairman of the Board of J Net Enterprises from 2000 to 2004. He was Co-Chairman of the Board of Data Broadcasting Corporation (now named Interactive Data Corporation, a member of the Pearson PLC group of companies), a provider of financial and business information to institutional and individual investors, from June 1992 until May 2000 and Co-Chief Executive Officer of that company from June 1992 until November 1999. Mr. Tessler was Chairman of the Board of InterWorld Corporation from 2001 to 2004. Since January 1997, Mr. Tessler has also served as Chairman of Checker Holdings Corp. IV. Mr. Tessler has served as a director of TD Ameritrade since November 2006.

Abigail S. Wexner	Director since 1997	Age 45

Mrs. Wexner is Chair of the Boards of Trustees of Children’s Hospital Inc. and Children’s Hospital, Founder and Chair of The Columbus Coalition Against Family Violence and KidsOhio.org, Chair of the Center for Child and Family Advocacy, Vice Chair of the Board of KIPP, Central Ohio and a Trustee of The Wexner Center Foundation in Columbus, Ohio. Mrs. Wexner is the wife of Leslie H. Wexner.

Former Director

Eugene M. Freedman, a member of our Board of Directors since 1995, has determined not to stand for reelection. Mr. Freedman’s retirement will become effective on May 21, 2007 at the conclusion of our annual meeting. The Board thanks Mr. Freedman for his years of dedicated service to the Company.

Director independence

The Board has determined that each of the individuals nominated to serve on the Board of Directors (except for Leslie H. Wexner), together with each of the members of the Board who will continue to serve after the 2007 annual meeting of stockholders (except for Leonard A. Schlesinger and Abigail S. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the annual meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $100,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case by case basis in light of all relevant factors.

In reaching its determination regarding the independence of each non-management director, the Board considered the following additional factors and circumstances with respect to Mr. Hersch: Mr. Hersch is a Managing Director of JPMorgan Securities, Inc. and was a partner of Davis Polk & Wardwell. An affiliate of JPMorgan Securities, Inc. serves as the lead agent on the Company’s revolving credit facility, and JPMorgan Securities, Inc. and various affiliates have provided, and may continue to provide, various financial and advisory services to the Company from time to time. Davis Polk & Wardwell is one of the Company’s principal outside law firms. Fees payable to each of JPMorgan Securities, Inc. (including its affiliates) and Davis Polk & Wardwell during each of the past three fiscal years were below one percent of the annual revenues of each of those companies.

Information concerning the Board of Directors

Our Board of Directors held eight meetings in fiscal year 2006. During fiscal year 2006, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served.

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair) and Messrs. Freedman, Loomis, Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Company’s Board of Directors and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission. Each member of the Audit Committee was designated an “audit committee financial expert” by the Board. Mr. Freedman will cease serving as a member of the Audit Committee upon his retirement from the Board at the annual meeting.

The Report of the Audit Committee can be found on page 44 of this proxy statement. The Audit Committee held thirteen meetings in fiscal year 2006.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the chief executive officer’s performance and oversees and sets compensation for the chief executive officer, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Mr. Heskett (Chair), Dr. Gee and Mr. Swartz. The Board has determined that each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on page 42 of this proxy statement. The Compensation Committee held nine meetings in fiscal year 2006 and took action in writing without a meeting on four occasions.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of Limited Brands to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler. The Executive Committee took action in writing without a meeting on four occasions in fiscal year 2006.

Finance Committee

The Finance Committee of the Board periodically reviews our financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Messrs. Tessler (Chair), Freedman, Kollat and Loomis, Mrs. Wexner and Mr. Zimmerman. The Finance Committee held one meeting in fiscal year 2006. Mr. Freedman will cease serving as a member of the Finance Committee upon his retirement from the Board at the annual meeting.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The current members of the Nominating & Governance Committee are Messrs. Tessler (Chair) and Heskett and Ms. James. The Board has determined that each of the Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualification of existing directors for continuing service or re-nomination which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly-held companies on which they serve, or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s Corporate Governance Principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to give the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held two meetings in fiscal year 2006.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. The director who is the Chairman of the Nominating & Governance Committee serves as the chair of those meetings.

Communications with the Board

The Board provides a process for interested parties to send communications to the full Board, the independent members of the Board and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@limitedbrands.com. Any stockholder wishing to contact non-management directors or Audit Committee members may send email to nonmanagementdirectors@limitedbrands.com or auditcommittee@limitedbrands.com, respectively. Communications that are not related to a director’s duties and responsibilities as a Board member, an independent director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at annual meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically more than a majority have done so. All of the current Board members (except Messrs. Hersch and Miro, who were not serving as directors at the time, and Mr. Tessler) attended the 2006 annual meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and the Committees of which he or she is a member.

Code of conduct

The Company has a code of conduct which is applicable to all employees of the Company, including the Company’s Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer and Chief Financial Officer, and to members of the Board of Directors. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at http://www.limitedbrands.com.

In March 2007, the Board approved Limited Brands’ Related Person Transaction Policy (the “Policy”). Under the Policy, subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company or its subsidiaries in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

Copies of the Company’s code of conduct, corporate governance principles, related person transaction policy and committee charters

The Company’s code of conduct, corporate governance principles, related person transaction policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board of Directors, are available on the Company’s website at http://www.limitedbrands.com. Stockholders may also request a copy of any such document from: Limited Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

Security ownership of directors and management

The following table shows certain information about the securities ownership of all directors (and nominees) of Limited Brands, the executive officers of Limited Brands named in the “Summary Compensation Table” below and all directors (and nominees) and executive officers of Limited Brands as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (a)(b)		Percent of Class
Eugene M. Freedman	32,001		*
E. Gordon Gee	44,828	(c)	*
V. Ann Hailey	373,689	(c)(d)(e)	*
Dennis S. Hersch	1,617	(f)	*
James L. Heskett	15,367	(f)	*
Donna A. James	14,469	(f)	*
David T. Kollat	100,141	(c)	*
William R. Loomis, Jr.	15,011	(f)	*
Jay Margolis	171,965	(c)	*
Jeffrey H. Miro	11,617	(f)	*
Martyn R. Redgrave	96,382	(c)	*
Leonard A. Schlesinger	1,885,414	(c)(f)	*
Ken Stevens	28,211		*
Jeffrey B. Swartz	8,474	(f)	*
Allan R. Tessler	40,913	(c)	*
Sharen J. Turney	594,925	(c)	*
Abigail S. Wexner	8,637,858	(c)(g)	2.2%
Leslie H. Wexner	51,277,346	(c)(d)(h)	12.8%
Raymond Zimmerman	52,391	(c)(f)(i)	*
All directors and executive officers as a group	55,047,075	(c)-(i)	13.8%

*	Less than 1%.

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. However, each named person has investment but not voting power over the listed shares held in Limited Brands Savings and Retirement Plan.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of February 28, 2007.

(c)

Includes the following number of shares issuable within 60 days of February 28, 2007, upon the exercise of outstanding stock options: Dr. Gee, 8,702; Ms. Hailey, 354,855; Dr. Kollat, 8,702; Mr. Margolis, 131,250; Mr. Redgrave, 81,965 (includes 3,215 restricted stock units credited to Mr. Redgrave’s account that could be convertible into Common Stock within 60 days after Mr. Redgrave’s termination of employment); Mr. Schlesinger, 1,830,371 (includes 35,133 shares of restricted stock that vest and become issuable within 60 days and 28,418 restricted stock units credited to Mr. Schlesinger’s account that could be convertible into Common Stock within 60 days after Mr. Schlesinger’s retirement); Mr. Tessler, 264; Ms. Turney, 503,206 (includes 12,046 restricted stock units credited to Ms. Turney’s account that could be convertible into Common Stock within 60 days after Ms. Turney’s termination of employment); Mrs. Wexner, 8,702; Mr. Wexner, 3,604,792 (includes 8,702 shares issuable to Mrs. Wexner); Mr. Zimmerman, 8,702; and all directors and executive officers as a group, 6,789,895.

(d)

Includes the following number of shares held in Limited Brands Savings and Retirement Plan, over which the participant has investment but not voting power: Ms. Hailey, 903; Mr. Wexner, 1,325,151; and all directors and executive officers as a group, 1,326,054.

(e)	Excludes 1,194 shares beneficially owned by Ms. Hailey’s husband as to which Ms. Hailey disclaims beneficial ownership. Includes 17,931 shares directly owned by Ms. Hailey.

(f)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Mr. Hersch, 1,078; Mr. Heskett, 5,137; Ms. James, 11,733; Mr. Loomis, 6,297; Mr. Miro, 1,078; Mr. Schlesinger, 28,418; Mr. Swartz, 8,474; and Mr. Zimmerman, 15,280. The amounts shown do not include non-associate directors’ deferred retainers and fees denominated in deferred stock units under our 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that will be payable in installments in shares of our Common Stock beginning more than 60 days following termination of such non-associate director’s service on our Board.

(g)	Excludes 42,639,488 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 8,629,156 shares directly owned by Mrs. Wexner.

(h)

Includes 3,300,568 shares held by Trust 600 and 4,571,601 shares held by R.H.R.E.I. Trust. Mr. Wexner shares voting and investment power with others with respect to shares held by Trust 600 and R.H.R.E.I. Trust. Includes 15,000,000 shares held by The Family Trust and 1,500,000 shares held by The Concierge Trust. Mr. Wexner has sole voting and investment power over the shares held by The Family Trust and The Concierge Trust. Includes 4,892,608 shares held by Mr. Wexner as the sole stockholder, director and officer of Wexner Personal Holdings Corporation. Includes 8,629,156 shares directly owned by Mrs. Wexner and 8,702 shares issuable to Mrs. Wexner within 60 days of February 28, 2007 upon exercise of outstanding stock options. Mr. Wexner may be deemed to share voting and investment power with respect to the shares directly owned by Mrs. Wexner and the shares issuable to Mrs. Wexner upon exercise of outstanding options. Includes 8,453,470 shares directly owned by Mr. Wexner.

(i)

Includes 2,400 shares which are Mr. Zimmerman’s pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder plus 4,000 shares held by a partnership which is 45% owned by Mr. Zimmerman and 45% owned by his wife.

Section 16(a) beneficial ownership reporting compliance

Limited Brands’ officers and directors, and persons who own more than ten percent of a registered class of Limited Brands’ equity securities, must file reports of ownership and changes in ownership of Limited Brands’ equity securities with the Commission and the NYSE. Copies of those reports must also be furnished to Limited Brands.

Based solely on a review of the copies of reports furnished to Limited Brands and written representations of the Company’s officers and directors that no other reports were required, we believe that during fiscal 2006 our officers, directors and greater than ten percent beneficial owners complied with these filing requirements with the exception that Mr. Kollat, due to an administrative error by the Company, was one day late in filing one Form 4 reporting one transaction.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending February 2, 2008. We are asking you to ratify this appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on pages 44 and 45.

The Board of Directors Recommends A Vote FOR The Ratification of The Appointment of Ernst & Young LLP As The Company’s Independent Registered Public Accountants.

PROPOSAL TO APPROVE OUR 2007 CASH INCENTIVE COMPENSATION PERFORMANCE PLAN

Our Board of Directors has adopted and is presenting for stockholder approval the Limited Brands, Inc. 2007 Cash Incentive Compensation Performance Plan (the “Plan”). The Plan replaces our Incentive Compensation Plan. The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix A.

The Board of Directors Recommends A Vote FOR Approval of The Plan.

Purpose

The Plan is intended to enhance our ability to attract and retain highly qualified executive and managerial-level associates and to provide additional financial incentives to such associates to promote the success of the Company and its subsidiaries. Incentive compensation payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. In general, Code Section 162(m) disallows deductions for compensation in excess of $1 million paid to any of the five executives of a public corporation required to be named in its proxy statement (a “Section 162(m) Executive”) unless the compensation is based on attainment of objective performance criteria. However, the Company reserves the right to pay discretionary bonuses, or other types of compensation outside of the Plan, including under the Company’s 1993 Stock Option and Performance Incentive Plan, as amended.

Administration

The Plan will be administered by our Compensation Committee, which will have the power and authority to construe, interpret and administer the Plan and the exclusive right to establish, adjust, pay or decline to pay incentive compensation for each participant. The Committee may exercise its discretion to reduce by any amount the incentive compensation payable to any participant. In no event, however, will the exercise of discretion with respect to any Section 162(m) Executive increase incentive compensation payable to any other Section 162(m) Executive. Decisions of the Committee will be final.

Eligibility

All Section 162(m) Executives will be participants in the Plan unless the Committee, for any fiscal year, determines otherwise. In addition, the Committee may designate other associates as eligible to participate in the Plan.

Plan Awards

The Committee is authorized to establish performance goals with respect to each performance period. Performance goals for a performance period and amounts payable on the extent to which the goals are achieved or exceeded (and interpolation guidelines for calculating amounts payable, if any) will be established by the Committee in writing either prior to or within specified times following commencement of a performance period. A performance period will be each Spring or Fall selling season, the fiscal year of the Company, or any other period of time (not less than one calendar quarter or more than five years), as determined by the Committee.

Performance goals will be based on specified levels of or changes in any one or more of the following criteria, which may be expressed with respect to the Company or one or more of our operating units or groups: the price of our Common Stock, or the stock of any affiliate; stockholder return; return on equity; return on investment; return on capital; sales productivity; comparable store sales growth; economic profit; economic value added; net income; operating income; gross margin; sales; free cash flow; earnings per share; operating company contribution; and market share. Performance goals will include a minimum performance standard (performance below which will result in no payment of incentive compensation under the Plan), and a maximum performance standard (performance in excess of which will not increase payable incentive compensation). Performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress toward achieving the strategic plan for the business. The Committee may adjust performance goals for items specified in the Plan, but only if such an adjustment would not cause a payment of incentive compensation to fail to qualify as performance-based compensation under Code Section 162(m).

Annual incentive compensation targets shall be established for participants ranging from 0% to 300% of each participant’s base salary. The terms of the objective formula or standard setting such targets must prevent any discretion from being exercised by the Committee to later increase the amount otherwise payable to any Section 162(m) Executive, but may allow discretion to decrease the amount payable. Participants may earn their target incentive compensation if the business achieves the pre-established performance goals. The target incentive compensation percentage for each participant will be based on the level and functional responsibility of the participant’s position, size of the business for which the participant is responsible, and competitive practices. The amount of incentive compensation paid to participants may range from zero to double their targets, based upon the extent to which performance goals are achieved or exceeded.

Payment of Incentive Compensation

The selection of participants to whom incentive compensation may be paid and the amount of the incentive compensation actually paid to a participant for a performance period will be determined by the Committee, in its sole discretion, including zero. The aggregate actual amount of all incentive compensation awards payable under the Plan to any participant in any fiscal year of the Company may not exceed $10 million. Incentive compensation will be paid in cash at such times and on such terms as are determined by the Committee, but not later than sixty (60) days following the end of the applicable performance period. To the extent determined by the Committee, annual incentive compensation may be paid in shares of our Common Stock under our 1993 Stock Option and Performance Incentive Plan, or may be deferred under our Supplemental Retirement Plan, subject to the terms and conditions of such plans.

Adoption, Amendment and Termination

Subject to the approval of the Plan by our stockholders, the Plan will be effective for payments made with respect to performance periods that commence during our 2007 fiscal year and thereafter, and will continue in effect until terminated as provided below.

Our Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable, subject, with respect to any Section 162(m) Executive, to any requirement for stockholder approval imposed by applicable law. No amendment, suspension or termination of the Plan may, without the consent of the person affected thereby, materially adversely alter or impair any rights or obligations under any incentive compensation previously awarded under the Plan.

Performance awards have been granted under the 2007 Incentive Plan in respect of our 2007 fiscal year Spring selling season, subject to stockholder approval. If the Plan is not approved, the conditional awards will be canceled, no further awards will be made under the Plan, and the Committee will consider other alternatives.

Assuming (i) that the Plan is approved by stockholders and (ii) that target performance for our 2007 fiscal year Spring selling season is attained, the table below summarizes the resulting amounts that would be payable pursuant to the conditional awards granted under the Plan in respect of our Spring selling season of our 2007 fiscal year. No awards have been made in respect of our 2007 fiscal year Fall selling season.

Name and Position	Spring Selling Season Dollar Value Payable at Target
Leslie H. Wexner Chairman of the Board, Chief Executive Officer	$1,184,000

Leonard A. Schlesinger Vice Chairman, Chief Operating Officer	652,600

Sharen J. Turney Executive Vice President, CEO/President, Victoria’s Secret Megabrand	576,000

Martyn R. Redgrave Executive Vice President, Chief Administrative Officer, Chief Financial Officer	480,000

Jay Margolis Group President, Apparel	604,800

Executive Group	3,961,400

Non-Executive Director Group	—

Non-Executive Officer Employee Group	4,693,084

The Board of Directors Recommends A Vote FOR Approval of The Plan.

STOCKHOLDER PROPOSAL

Declassify the Board of Directors

The American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, owner of 2,358 shares of the Company’s Common Stock, has notified the Company that it intends to submit the following proposal at this year’s meeting:

RESOLVED, that shareholders of Limited Brands, Inc. (the “Limited”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of Limited’s board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

Shareholder’s Supporting Statement

We believe the election of directors is the most powerful way shareholders influence Limited’s strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.

In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe destaggering the board will destabilize Limited or affect the continuity of director service. Our directors, as well as the directors of the majority of other public companies, are routinely elected with over 90% shareholder approval.

A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

A 2002 study by Professor Bebchuk and two colleagues provides evidence that classified boards harm shareholders. The study, which included all hostile bids from 1996 through 2000, found that an “effective staggered board”—a classified board plus provisions that disable shareholders from changing control of the board in a single election despite the classification—doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards, like the one Limited has, cost target shareholders $8.3 billion during that period.

The classification of Limited’s board is effected in its charter, and amendment of the charter provision classifying the board requires approval of 75% of outstanding shares. Such a threshold, while still challenging, is more likely to be obtained if a declassifying charter amendment is recommended by the board. Accordingly, we urge the board of Limited to approve charter amendments necessary to declassify the board and submit them for shareholder approval, with the board’s recommendation in favor of the amendments, at the 2008 annual meeting of shareholders.

A growing number of shareholders appear to agree with our concerns. In 2006 shareholder proposals seeking board declassification at 43 companies were supported by an average of 67 percent of shares voted. At the same time, management submitted 70 declassification proposals to a shareholder vote in 2006 (source: Institutional Shareholder Services).

We urge shareholders to vote for this proposal.

The Company’s Response to The Stockholder Proposal

The Board of Directors Recommends A Vote AGAINST The Stockholder Proposal.

The question of board structure—annual election versus a classified board—has been the focus of considerable attention over the past several years. The same period has witnessed a range of other related developments which the Board takes seriously: increased use of mechanical stockholder voting standards; increased influence of large investors focused on short-term performance, sometimes at the expense of long-term objectives; and heightened concern about boardroom collegiality.

The Board has evaluated these and other developments carefully on numerous occasions with a focus on ensuring that the Company’s board structure is appropriate in light of general developments and the Company’s particular circumstances. The Board’s historic view—which it now reaffirms—is that a classified board structure is in the best interests of the Company and our stockholders.

This is a complex and dynamic issue. In a recent article published in the New York Times, Guhan Subramanian, a professor of business and law at Harvard and one of the authors of the 2002 study relied on by the proponent, conceded that “staggered boards offer many benefits over unitary boards: greater stability, improved independence of outside directors and a longer-term perspective—things shareholders should want, too.”

It is the Board’s experience that the staggered election of directors promotes stability and continuity by ensuring that a majority of our directors at any given time have prior experience as directors of the Company. Directors who have experience with the Company and knowledge about our business and affairs are a valuable resource and are better positioned to make fundamental decisions that benefit our stockholders. We also believe that a classified board structure helps us attract and retain highly qualified directors who are willing to commit the time and resources to develop a deep understanding of our business.

In addition, it is our experience that electing directors to three-year, not one-year, terms enhances the independence of non-management directors. A longer term insulates non-management directors from pressure from management or special interest groups, who may have an agenda contrary to the long-term interests of all stockholders.

Furthermore, directors elected to a classified board are not less accountable to stockholders than they would be if all directors were elected annually. All of our directors are required to uphold their fiduciary duties to the Company and our stockholders regardless of the length of their term.

Finally, by preventing an immediate change in control of our Board, the classified board structure encourages anyone who may seek to acquire control of the Company to negotiate with the Board to reach terms that are fair and in the best interests of all stockholders.

For the reasons discussed above, the Board believes that retaining a classified board is in the best interests of our stockholders. The Board intends to review this issue again prior to next year’s annual meeting, giving full consideration to this year’s vote, the evolving views of the investment community and the continuing development of corporate governance standards.

The Board of Directors Recommends A Vote AGAINST The Stockholder Proposal.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary—The Purpose of Our Executive Compensation Program

The Limited Brands’ executive compensation program is designed to ensure that the interests of executive officers are closely aligned with those of stockholders. We believe that this program is effective in allowing us to attract and motivate highly-qualified senior talent who can successfully deliver outstanding business performance.

We target total compensation for executive officers at the 75th percentile of the competitive market and believe that this practice allows us to attract and retain executive officers and to provide rewards that are competitive based on the market value for skills provided by our executive officers. In addition, we believe that this approach is appropriate in light of the high level of commitment, job demands and the expected performance contribution required by each of our executive officers in our extremely competitive marketplace.

We strongly believe that pay realized by executive officers should be very closely aligned with actual performance outcomes that benefit our stockholders. To this end, we maintain an executive compensation program that is highly flexible in significantly enhancing or reducing compensation payout levels based on actual performance outcomes.

The following Compensation Discussion and Analysis outlines additional details regarding the Company’s executive compensation program and policies. The Compensation Committee has provided oversight to the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Governance

Limited Brands’ executive compensation program is overseen by the Compensation Committee of the Board of Directors. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the New York Stock Exchange and other applicable laws and regulations. Compensation Committee members are selected based on their knowledge and experience in compensation matters from their professional roles and their roles on other boards.

The role of the Compensation Committee and information about its meetings are set forth on page 6 of this proxy statement.

The Compensation Committee’s charter was last amended in 2004 and is available on the Company’s website at http://www.limitedbrands.com.

Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee has retained Watson Wyatt as its independent compensation consultant to assist in the evaluation of CEO and executive officer compensation levels and program design. Specifically, the consultant provides the Compensation Committee with market trend information, data and recommendations to enable the Committee to make informed decisions and to stay abreast of changing market practices, helping the Committee to appropriately balance external forces with Limited Brands’ objectives, values and compensation philosophy. In addition, Watson Wyatt provided analysis on the alignment of pay and performance and assisted in the process of preparing this disclosure. The Committee has the sole authority to retain and terminate the compensation consultant.

The Committee, considering recommendations from management, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analysis for Committee review.

Committee Delegation

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of the Company. In addition, in accordance with its charter, the Compensation Committee has delegated to our Executive Vice President of Human Resources the authority to make grants of stock rights or options up to pre-established limits to any non-Section 16 officer of the Company under the Company’s stock incentive plan in accordance with the terms of the plan.

Company management, including the Executive Vice President of Human Resources and the Senior Vice President of Compensation and Benefits, generally prepare the materials and attend Compensation Committee meetings, along with a representative from the Office of the General Counsel who records the minutes of the meeting. This Company management team proposes compensation program design and recommends compensation levels and stock awards for executives. The Compensation Committee makes the final determination regarding such proposals. The Committee also meets in Executive Session without management present.

Executive Compensation Philosophy

The Committee believes that executive compensation programs should be built on a philosophy reflected in clearly-articulated guiding principles, and has designed our executive compensation programs with the following guiding principles in mind:

We seek to apply a consistent philosophy to compensation for all executive officers. The primary goal of the compensation program is to link total executive compensation to performance that enhances stockholder value. Accordingly, Limited Brands has structured its total compensation for executive officers such that a smaller proportion is fixed compensation and a larger proportion is performance-contingent, aligned with brand and Common Stock performance.

Our philosophy is based on the following core principles:

To Pay for Performance

We believe in paying for results. Individuals in leadership roles are compensated based on a combination of total Company, brand and individual performance factors. Total Company and brand performance are evaluated primarily based on the degree by which pre-established financial targets are met. Individual performance is evaluated based upon several leadership factors, including:

•	Building brand identity;

•	Attaining specific merchandise and financial objectives;

•	Building and developing a strong leadership team; and

•	Developing an effective infrastructure to support future business growth and profitability.

In addition, a significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with increases in stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to attract superior leaders to the Company and to retain performers of the highest caliber. To achieve this goal, we annually compare our pay practices and overall pay levels with other leading retail organizations, and, where appropriate, with non-retail organizations when establishing our pay guidelines.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Committee considers depth and scope of accountability, complexity of responsibility, and executive officer performance, both individually and collectively as a team.

To Encourage Ownership of Company Stock

We design compensation policies and practices to encourage ownership of Common Stock. Beginning in 2005, the Committee approved share ownership guidelines for approximately 50 of our most senior executives. The guidelines set a minimum level of ownership value according to position and responsibility ranging from three to five times annual base salary. To further encourage ownership of Common Stock, the Committee approved a revised approach for delivering equity-based incentives for executives in 2006. Performance-based equity awards are granted in a combination of performance-based restricted stock (or units) payable in our Common Stock and stock options, with the majority of the earned award value being granted in the form of performance-based restricted stock (or units). In addition, members of the Board of Directors are subject to the share ownership guidelines described on page 25.

Executive Compensation Practices

The Committee continually reviews our executive compensation to ensure it best reflects our compensation philosophy. The principal elements of our executive compensation are base salary, short-term performance-based incentive compensation and long-term equity-based incentive programs. The Committee has designed our executive compensation programs to reward improvement in operating income, individual and Company performance. The Committee evaluates and administers the compensation of our officers in an integrated manner, making compensation decisions around program design and pay adjustments that align with our compensation philosophy, current market practices and our total compensation program objectives.

A portion of executive officers’ targeted total compensation is performance-based, linked to the achievement of predetermined operating income goals. Actual compensation realized therefore may be more or less than the targeted compensation opportunity in any given year. For 2006, total direct compensation, including base salary, performance-based incentive compensation and equity-based incentives, was strategically positioned above the median of the companies against which we benchmark our compensation. The Committee believes that pay for executive officers is aligned with performance levels. Based on the results of an analysis performed by the Committee’s consultant, Watson Wyatt, the Committee believes that total pay realized by executive officers is reasonable based on increases in total returns to our stockholders.

Although there is no formal policy for a specific allocation between current and long-term compensation, or between cash and non-cash compensation, the Committee has established a pay mix for executive officers that places greater emphasis on pay that is based on performance. Executive compensation is divided between current and long-term compensation, and cash and non-cash compensation, to generally reflect market practice and to provide executive officers with attractive levels of current pay while encouraging officers to remain with our Company for the long-term. Non-cash, long-term compensation is performance-based and can be realized only if executive officers achieve financial goals including providing returns to our stockholders during the relevant performance period. Performance-based equity awards help to align the interests of our executive officers with those of our stockholders. Because they are tied to key performance measures, they also support our key brand and human capital strategies. Additionally, long-term compensation increases the likelihood that we will be able to retain top performers. A significant portion of the cash compensation is also performance-based and will be reduced or increased based on both the performance of our Company over the measurement period and individual performance. When setting the amount of compensation to be awarded in a given year, the Committee considers the relative proportion of total compensation delivered on a current and long-term basis and in the form of cash and equity prior to making changes to compensation levels.

The Committee believes that, in addition to current and long-term compensation, it is important to provide our executive officers with competitive post-employment compensation and in some cases guarantee bonuses. Post-employment compensation consists of two main types—retirement benefits and termination provisions. The Committee believes that retirement benefits and termination provisions are important components in a well-structured executive officer compensation package, and the Committee seeks to ensure that the combined package is competitive at the time the package is negotiated with the executive officer. Our retirement programs are described below on page 23.

We will retroactively adjust previously awarded bonuses or vested equity compensation in the event of a restatement of financial or other performance results in compliance with the requirements of Sarbanes-Oxley.

The Committee reviewed all components of the named executive officers’ compensation for the years 2004, 2005 and 2006, including salary, bonus, realized and unrealized gains on stock options and restricted stock, the cost to the Company of all perquisites, payout obligations under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan and potential payouts under several potential severance and change-in-control scenarios. Tally sheets including all of the above components were reviewed by the Committee to determine the reasonableness of the compensation of the named executive officers. The Committee concluded that compensation levels are reasonable and in the best interests of Limited Brands and its stockholders. The Committee will review tally sheets on at least an annual basis.

In determining the overall compensation level for Mr. Wexner and Mr. Schlesinger, the Committee reviewed publicly available data on base salary, bonus and long-term incentive compensation for CEOs and the second highest paid executives for a peer group consisting of 20 national and regional, specialty and department store retail organizations to benchmark the appropriateness and competitiveness of their compensation. This list of peer companies is reviewed by the Compensation Committee each year. For the 2006 fiscal year, the comparison companies were:

Abercrombie & Fitch	Coach	Nordstrom
American Eagle Outfitters	Federated Department Stores	Ralph Lauren Polo
Ann Taylor Stores	Gap	Talbots
Bed Bath & Beyond	JC Penney	Target
Best Buy	Kohl’s	TJX Companies
Chicos	Men’s Wearhouse	Williams-Sonoma
Liz Claiborne	Nike

These peer companies were chosen because of their general similarity to Limited Brands in business and merchandise focus and their frequent competition with the Company for executive talent. This peer group is comprised of a subset of companies in the S&P 500 Retail Composite Index represented in the Stockholder Return Graph included in our Form 10-K filed with the Commission. For fiscal year 2006, total compensation packages for Messrs. Wexner and Schlesinger were targeted slightly above the median level of this peer group.

Similar analysis was performed to determine the compensation for the other named executive officers using the same peer group of 20 companies. In addition, Limited Brands participates in compensation surveys which include national and regional specialty and department store retail businesses and consumer products companies. For 2006, considering the results of these analyses, the scope of the executive’s responsibility, individual performance and recommendations of management, the Committee approved total compensation packages for Mr. Margolis, Mr. Redgrave and Ms. Turney at targeted values that exceeded the median level.

Base Salary

The Committee annually reviews and approves the base salary of each executive officer. In determining base salary adjustments, the Committee considers the size and responsibility of the individual’s position, total

Company and brand performance, the officer’s overall performance and future potential and the level of base salaries paid by competitors for comparable positions. Individual performance is measured against the following factors: seasonal and annual business goals, brand strategy execution and business growth goals, and the recruitment and development of leadership talent. These factors are considered subjectively in the aggregate, and none of these factors is accorded a formula weight.

In 2006, the base salaries of Ms. Turney and Messrs. Margolis, Redgrave, Schlesinger and Wexner were determined based on both performance and the peer group market comparison described above.

Performance-Based Incentive Compensation

Our total compensation includes a short-term, performance-based incentive compensation program for executive officers that provides for incentive payments for each six-month operating season. These incentive payments are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the Compensation Committee. Our approach for paying the amounts earned in cash and/or stock is described below.

For most of our brands, the goals under this plan for fiscal year 2006 were based on improvement in operating income. However, goals also may be based on other objectives or criteria, depending on the brand and its strategy. We set these goals at the beginning of each six-month season and base them on an analysis of historical performance, growth and income improvement expectations for that brand, financial results of other comparable businesses and progress toward achieving the strategic plan. The goals at target performance levels represent expected performance and correlate with our long range growth plan. In most cases, for each brand, target performance represents at least 10% growth over the prior year’s operating income.

Annually, we establish target cash incentive compensation opportunities for eligible executives stated as a specific percent of base salary. The amount of performance-based incentive compensation earned by participating executives can range from zero to double their incentive target, based upon the extent to which the pre-established financial goals are achieved or exceeded. The threshold, target and maximum short-term performance-based non-equity incentive payout opportunities of our named executive officers for fiscal 2006 are set forth in the “Grants of Plan-Based Awards” table on page 29. Actual payouts under this plan for fiscal 2006 are set forth under the heading “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” on page 27.

For the executive officers who have enterprise-wide responsibility (Messrs. Wexner, Schlesinger and Redgrave), incentive goals and payments are based 80% on a weighted average of major brand operating income results and 20% on total Company operating income results, including the management of expenses. For the Spring and Fall seasons, these executive officers’ actual payouts exceeded target payout opportunities based upon an increase in operating income growth for each period over the same period in the previous fiscal year.

Mr. Margolis’ incentive compensation is paid based on a weighted average of the apparel brand operating income results over which he has direct responsibility. For the Spring season, Mr. Margolis’ payout exceeded his threshold opportunity and for the Fall season, his payout exceeded his target opportunity, in each case based upon operating income growth for each period over the same period in the previous fiscal year.

Ms. Turney’s incentive compensation payout for our fiscal 2006 Spring season, based on the operating income results of the Victoria’s Secret Direct brand for that season, was 200% of target. Beginning with our fiscal 2006 Fall season, Ms. Turney’s performance-based incentive compensation was paid based on a combination of the Victoria’s Secret brand operating income results, consistent with her promotion to CEO/President of the Victoria’s Secret Megabrand. For the Fall season, Ms. Turney’s payout exceeded her threshold opportunity based on actual operating income results for that period.

Executives covered by the share ownership guidelines (described on page 25) who have not met the minimum ownership requirement are required to receive at least 15% of their earned incentive compensation payment in the equivalent value of shares of Common Stock. To further encourage stock ownership and to foster executive retention, the Company provided a 25% match in the form of a restricted stock grant, subject to three-year cliff vesting, on incentive compensation received in Common Stock above the minimum 15% requirement, up to 25% as elected by the executive. Beginning in 2006, this stock for cash exchange feature was extended to all Vice Presidents. Any eligible executive can elect to receive up to 25% of his or her cash compensation in the form of Common Stock with a 25% match in the form of a restricted stock grant, subject to three-year cliff vesting.

Equity-Based Incentive Programs

The Committee believes that continued emphasis on equity-based compensation opportunities encourages performance that enhances stockholder value, thereby further linking leadership and stockholder objectives. Beginning in 2006, our equity-based incentive programs have been re-designed to include both performance-based restricted stock and stock options to better align with our business objectives.

The 2006 program includes a performance-based restricted stock target for each eligible associate. The number of performance-based restricted shares earned by participating executives can range from zero to double their grant target, based upon the extent to which the pre-established objective financial goals are achieved or exceeded. This is consistent with our pay-for-performance philosophy and alignment of executive rewards with stockholder interests. The performance-based restricted stock goals are the same goals used to determine payments under the short-term performance-based incentive compensation program. The Committee believes that restricted stock awards, the vesting of which is subject to continued employment, also helps us to retain key high-performing executives.

Award opportunities for each eligible participant are based on guidelines, which include individual performance, the individual’s responsibility level, competitive practice and the market price of Common Stock. In determining the awards for an executive officer, the Committee evaluated competitive practice and the executive officer’s performance and importance to the business.

Grants of stock options greater than 25,000 options (or an equivalent value of full value awards) and grants to Executive Leadership Team members are approved by the Compensation Committee. Grants below this threshold, up to an aggregate of 250,000 options per quarter, are approved by the Executive Vice President of Human Resources in accordance with the Committee’s authorized delegation of authority. Equity awards are approved by the Executive Vice President of Human Resources monthly and grants are dated effective the date of approval. Equity awards approved by the Committee are dated effective the later of the date of approval or the effective date for grants in connection with hire, promotion, etc.

The Committee authorized a review by the Company’s Internal Audit staff of the Company’s historical stock award grant practices. The testing performed included a review of the grant approval process and the rationale for grant date determination from 1996 through 2006. Data analysis tools were used to identify any anomalies in the data and individual grants (including those to the named executive officers) were tested for evidence that would indicate backdating or “spring-loading”. Based on this review, Internal Audit found no evidence of either backdating or “spring-loading” of option grants.

Stock Options

Stock options comprise 25% of the annual value of the Company’s long-term incentive program. Stock options are awarded to align executive interests with stockholder interest by creating a direct link between compensation and stockholder return and to help retain executives. In 2006, stock options were awarded to Ms. Turney and Messrs. Margolis, Schlesinger, Redgrave and Wexner in the amounts set forth in the “Grants of Plan-Based Awards” table below. The options granted to each executive officer vest, subject to continued employment, in four equal installments beginning on the first anniversary of the grant date. The exercise price for these options is equal to the closing price of the underlying Common Stock on the date of grant.

Performance-based Restricted Stock

Performance-based restricted stock comprises 75% of the annual value of the Company’s long-term incentive program. Performance-based restricted stock is awarded to link compensation to business performance, encourage ownership of Company stock, retain superior executive talent, and reward exceptional executive performance. The pre-established, objective performance measures used to calculate the number of performance-based restricted shares earned are the same operating income targets used for our cash performance-based incentive compensation plan. The Committee awarded Ms. Turney and Messrs. Margolis, Redgrave, Schlesinger and Wexner restricted shares in 2006 in the amounts set forth in the “Grants of Plan-Based Awards” table below, which vest 40% two years from the grant date and 60% three years from the grant date, subject to continued employment.

Restricted Stock

Restricted stock is awarded to executives as a hiring incentive, to recognize significant promotions, as a match on an executive’s election to receive his or her cash performance-based incentive compensation in stock and as deemed appropriate by the Committee. Restricted stock is awarded to encourage ownership of Company stock and retain executives. The Committee awarded Ms. Turney and Messrs. Margolis, Redgrave, Schlesinger and Wexner restricted shares in 2006 in the amounts set forth in the “Grants of Plan-Based Awards” table below, which vest 100% three years from the grant date, subject to continued employment.

Retirement Benefits

The Company does not sponsor a defined benefit retirement plan as we do not believe that such a plan serves the needs of our associates or the business. The Company sponsors a tax-qualified defined contribution retirement plan and a non-qualified supplemental retirement plan. Participation in the tax-qualified plan is available to associates who meet certain age and service requirements. Participation in the non-qualified plan is made available to associates who meet certain age, service, job level and compensation requirements. Our executive officers participate in these plans based on these requirements.

The qualified plan permits associates to elect contributions up to the maximum limits allowable under the Internal Revenue Code. The Company matches associate contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on the associates’ years of service.

The non-qualified plan is an unfunded plan which provides benefits beyond the Internal Revenue Code limits for qualified plans. The plan permits associates to elect contributions up to a maximum amount. The Company matches associate contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service. The plan also permits associates to defer additional compensation up to a maximum amount. The Company does not match the contributions for additional deferred compensation. Associates’ accounts are credited with interest using a rate determined annually based on an evaluation of the 10-year and 30-year borrowing rates available to the Company. Associate contributions and the related interest vest immediately. Company contributions and the related interest are subject to vesting based on the associates’ years of service. Associates may elect an in-service distribution for the additional deferred compensation component only. Associates are not permitted to take a withdrawal from any other portion of the non-qualified plan while actively employed with the Company. The remaining vested portion of associates’ accounts can only be paid upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to 10-years.

Perquisites

We provide our executive officers with perquisites that the Committee believes are reasonable and in the best interests of the Company and its stockholders. We provide approximately 50 of our most senior executives reimbursement of financial planning costs of up to $15,000 for the initial financial plan and $9,500 for subsequent annual updates. We also provide for certain senior executives reimbursement of up to $10,000 of medical costs not covered under the Company’s standard health benefit package. Mr. Schlesinger, Ms. Turney, and Ms. Hailey have life insurance policies with premiums that are paid by Company. We believe that these types of policies are typical for senior executives and further our goals of retaining the best leaders. We also provide for tax equalization payments on certain taxable income in order to maximize the benefit provided by such items. Ms. Turney receives an allowance equal to the amount that the Company would have had to pay for Ms. Turney to stay in a hotel during her business related travel to New York. The Board of Directors has approved a Security Program that provides security services to Mr. Wexner and his family. We require these security measures for our benefit and believe these security costs are appropriate given Mr. Wexner’s role and position. The Security Program also requires Mr. Wexner to use corporate provided aircraft, whether the purpose of the travel is business or personal. To the extent any of the corporate provided aircraft is used by Mr. Wexner or any executive officer for personal purposes, he or she is required to reimburse the Company based on the greater of the amount established by the IRS as reasonable for personal use or the incremental operating costs associated with the use of corporate provided aircraft.

Severance Agreements and Change in Control Agreements

The Committee believes that severance arrangements have unique characteristics and value. For example, severance agreements are often necessary to offer prospective executives who forego significant bonuses and equity awards at the companies they are leaving or who face relocation expenses and family disruption in order to accept employment with Limited Brands. Generally, executives are not willing to accept such risks and costs without protection in the event their employment is terminated due to unanticipated changes, including a change in control. Additionally, executives often look to severance agreements to provide protection for lost professional opportunities in the event of a change in control and consequently assign significant value to them. The Committee believes that our current severance arrangements protect stockholder interests by retaining management should periods of uncertainty arise. Because our severance arrangements are structured to serve the above purposes and because severance agreements represent a contractual obligation of our Company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing severance agreements. The Committee considers market practices prior to entering into new severance agreements. Severance arrangements entered into with certain executives are described below starting on page 35.

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, under the terms of our 1993 Stock Option and Performance Incentive Plan, in the event of a change in control or death, all unvested stock awards will become vested. Also under the plan, upon retirement Mr. Wexner’s restricted stock will vest pro-rata based on the fraction of whole years from grant date over the full vesting period (i.e. 1/3 will vest if one full year is completed from the grant date for a grant that otherwise would vest 100% three years from the grant date).

The Company has entered into severance and change in control agreements with certain executive officers including, Ms. Turney and Messrs. Margolis, Redgrave and Schlesinger. These agreements provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive the executive’s base salary for one year after the termination date; provided that, if the executive agrees to execute a general release of claims against us, the executive will also be entitled to receive an additional year of salary continuation and the amount of the incentive compensation that the executive would have otherwise received during the first year after termination. In the event that, in connection with a change in control of Limited Brands, the executive’s employment is terminated either by us without cause or by the executive for good reason, subject to the executive’s execution of a general release of claims against us, the executive would be entitled to a severance benefit equal to two times the executive’s base salary, plus an amount equal to the sum of the executive’s four previous semi-annual payouts under our incentive compensation plan, together with a pro rata amount for the incentive compensation performance period in which the executive’s employment terminated. In addition, any unvested stock awards would become vested. In the event any “parachute” excise tax is imposed on the executive, the executive will be entitled to tax reimbursement payments.

Share Ownership Guidelines

The Committee strongly encourages Common Stock ownership by the Company’s executives. In January 2005, the Company introduced minimum shareholding guidelines, to be met by 2010 for the executive officer group. Any individual promoted or hired into a position subject to these guidelines will have a five year period within which to meet the share ownership requirements. The shareholding requirements reflect the value of shares held and can be met through direct or beneficial ownership of shares, including shares held through the Company’s stock and retirement plans.

Title	Share Ownership Guideline
Chief Executive Officer	5 times base salary
Chief Operating Officer	4 times base salary
Other Named Executive Officers	3 times base salary

It is anticipated that all of the Named Executive Officers will hold Common Stock with a value in excess of the ownership guidelines by the end of the 2007 fiscal year. Details regarding the ownership of Common Stock by the Named Executive Officers are set forth under the “Share Ownership of Principal Stockholders” table.

In addition to share ownership guidelines for executives, after four years of membership on the Board, members of the Board of Directors must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years.

Other—Tax Deductibility

The Committee seeks to structure executive compensation in a tax efficient manner. The Limited Brands 2007 Cash Incentive Compensation Performance Plan, which is included in this proxy statement for stockholder approval, is intended to qualify payments under the Company’s performance-based incentive compensation program for tax deductibility under Section 162(m) of the Internal Revenue Code. To maintain flexibility in structuring executive compensation to attract highly qualified executive talent, and to further our business goals and compensation philosophy, the Committee has elected not to adopt a policy requiring all compensation to be tax deductible.

CEO compensation

Mr. Wexner has been Chief Executive Officer since founding the Company in 1963. Limited Brands conducts the same type of competitive review and analysis to determine base salary and incentive guidelines for Mr. Wexner’s position as it does for the other executive officer positions.

In 2006, as in prior years, in establishing Mr. Wexner’s compensation package the Committee considered competitive practices, the extent to which Limited Brands achieved operating income and sales objectives, progress regarding brand strategy, and the continued recruitment and development of key leadership talent. These factors are considered subjectively, in the aggregate, and none of these factors is accorded specific weight.

As described earlier, the Committee and Limited Brands continue to emphasize variable, performance-based compensation components for all executives, including Mr. Wexner. Accordingly, as a result of fiscal 2005 performance, in early 2006 Mr. Wexner’s base salary was adjusted by 4.1% from $1,700,000 to $1,770,000 while his incentive compensation target remained at 160%. In establishing these compensation elements, the Committee considered the financial results for fiscal 2006, changes in stockholder value, Mr. Wexner’s progress in recruiting and developing senior leadership talent, and continued focus on the brand development strategy.

In fiscal 2006, the Company posted net sales of $10.7 billion, an increase of 10% compared to net sales in fiscal 2005. The Company’s operating income in 2006 was $1.2 billion, an increase of 19% compared to fiscal 2005 operating income of $1.0 billion. Fiscal 2006 net income was $675.7 million, which was 1% below net income for fiscal 2005. In 2005, net income included the following items: (1) $30 million (pre-tax) related to initial recognition of income related to unredeemed gift cards; (2) a favorable one-time tax benefit of $77 million related to the repatriation of foreign earnings under the provisions of the American Jobs Creation Act; and (3) pretax interest income of $40 million related to a tax settlement. (The corresponding results determined in accordance with generally accepted accounting principles are included in Item 8 of the Financial Statements and Supplementary Data of Limited Brands’ 2006 Annual Report on Form 10-K which is being sent with this proxy statement).

These fiscal 2006 results were above targeted performance objectives established by the Committee for the spring and fall seasons. As a result, the annual cash incentive payment earned by Mr. Wexner was above target level for the year, according to the plan.

Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our Chief Executive Officer, current and former Chief Financial Officers and our three other most highly compensated executive officers who served in such capacities as of February 3, 2007 (the “named executive officers”) for services rendered to us during the most recent fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings($)(6)	All Other Compen- sation ($)(7)	Total($)
Leslie H. Wexner	2006	$1,823,269	$0	$732,594	$1,713,406	$3,213,754	$238,796	$1,657,366	$9,379,185
Chairman of the Board, Chief Executive Officer

Leonard A. Schlesinger	2006	1,227,115	0	1,568,330	1,553,175	1,770,288	86,003	431,181	6,636,092
Vice Chairman, Chief Operating Officer

Sharen J. Turney	2006	1,086,731	0	471,061	(1,625,637)	1,813,680	88,318	488,192	2,322,345
Executive Vice President, CEO/President, Victoria’s Secret Megabrand

Martyn R. Redgrave(8)	2006	975,962	0	339,362	459,561	1,293,672	15,586	122,663	3,206,806
Executive Vice President, Chief Administrative Officer, Chief Financial Officer

Jay Margolis	2006	1,235,577	0	789,432	512,280	1,784,448	31,511	337,879	4,691,127
Group President, Apparel

V. Ann Hailey(8)	2006	934,615	0	487,302	654,861	1,041,480	53,391	229,599	3,401,248
Former Chief Financial Officer

Ken Stevens(8)	2006	553,846	0	(75,134)	(114,143)	508,860	18,590	159,716	1,051,735
Former Chief Financial Officer

(1)	Reflects base salary paid over 53 week fiscal year.

(2)	Performance-based incentive compensation bonuses are disclosed in this table under “Non-equity Incentive Plan Compensation”.

(3)

The value of stock and option awards reflects the 2006 fiscal year expense, excluding estimated forfeitures recognized by the Company under Financial Accounting Standard 123R “Share-Based Payments” (FAS123R) for each award. Stock options are valued using the Black-Scholes option pricing model with the following assumptions as set forth in the Company’s financial statements filed April 3, 2007 on Form 10-K for the 2006 fiscal year: dividend yield of 2.9%, volatility of 35%, risk free interest rate of 4.8%; and expected life of 5.5 years.

(4)	Stock and Option awards were granted to each executive officer under the Company’s 1993 Stock Option and Performance Incentive Plan.

The Company has guaranteed a minimum gain on the options awarded in connection with Ms. Turney’s employment offer in 2000. The negative amount includes the reversal of $2,042,349 of expense previously recognized to adjust the Company’s liability based on the fair market value of the Company’s stock at fiscal year-end.

All unvested stock and option awards granted to Mr. Stevens were subsequently forfeited as a result of his resignation. Negative amounts represent the reversal of expense recognized prior to the 2006 fiscal year for stock and option awards that were forfeited, including expense attributable prior to the adoption of FAS123R.

(5)

Represents the aggregate of the performance-based incentive compensation for the fiscal 2006 Spring and Fall selling seasons. Incentive Compensation targets are set based on a percentage of base pay and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation paid in cash, Common Stock and voluntarily deferred:

	Paid in Cash	Paid in Stock	Deferred Cash	Deferred Stock	Total
Mr. Wexner	$1,230,928	$1,982,826	$0	$0	$3,213,754
Mr. Schlesinger	1,717,179	0	53,109	0	1,770,288
Ms. Turney	1,325,459	0	54,007	434,214	1,813,680
Mr. Redgrave	54,565	0	684,377	554,730	1,293,672
Mr. Margolis	1,557,888	173,027	53,533	0	1,784,448
Ms. Hailey	1,011,793	0	29,687	0	1,041,480
Mr. Stevens	493,594	0	15,266	0	508,860

(6)

Limited Brands does not sponsor any tax-qualified or non-qualified defined benefit retirement plans. The amounts shown represent the amount by which earnings of 7.5% on each executive officer’s non-qualified deferred compensation account balance exceeds 120% of the applicable federal long-term rate.

(7)	The following table details all other compensation paid to each executive officer during our last fiscal year:

	Financial planning services provided to executive	Life insurance premiums paid on executive’s behalf	Tax equalization payments	Reimburse- ment of medical costs not covered by the Company’s standard health plan	Reimburse- ment of housing costs	Security services paid by the Company	Company contributions to the executive’s qualified and non-qualified retirement plan account	Non-recurring 2006 cash payment	Total
Mr. Wexner	$0	$0	$7,552	$6,204	$0	$1,300,000	$222,710	$120,900	$1,657,366
Mr. Schlesinger	9,500	31,140	32,449	4,324	0	0	275,168	78,600	431,181
Ms. Turney	10,665	7,730	28,239	3,254	19,534	0	404,970	13,800	488,192
Mr. Redgrave	6,500	0	2,586	7,499	1,116	0	70,462	34,500	122,663
Mr. Margolis	0	0	4,151	3,913	0	0	130,815	199,000	337,879
Ms. Hailey	4,837	12,375	15,653	1,461	0	0	195,273	0	229,599
Mr. Stevens	5,200	0	6,015	2,094	0	0	146,407	0	159,716

(8)

Ms. Hailey resigned her position as Chief Financial Officer effective April 28, 2006 and Mr. Redgrave assumed the role until the appointment of Mr. Stevens, effective June 12, 2006. Mr. Stevens resigned his position as Chief Financial Officer effective September 1, 2006 and Mr. Redgrave resumed the role.

Grants of Plan-Based Awards

The following table provides information relating to plan-based awards and opportunities granted to the named executive officers during the fiscal year ended February 3, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	3/31/2006				7,748	38,738	77,476	48,539			$1,128,046
	3/31/2006								82,500	$24.46	601,499
	8/24/2006				11,621	58,106	116,212	61,360			1,426,006
	9/8/2006							3,438			82,099
		$566,400	$2,832,000	$5,664,000

Leonard A. Schlesinger	2/24/2006							1,814			43,409
	3/31/2006				5,880	29,400	58,800	36,838			856,115
	3/31/2006								65,000	24.46	473,909
	8/24/2006				8,820	44,100	88,200	46,570			1,082,287
		312,000	1,560,000	3,120,000

Sharen J. Turney	2/24/2006							7,196			172,200
	3/31/2006				1,500	7,500	15,000	15,000			348,600
	3/31/2006								15,000	24.46	109,364
	5/24/2006							33,334			837,350
	8/24/2006				1,500	7,500	15,000	5,610			130,376
	9/8/2006							3,102			74,076
		264,000	1,320,000	2,640,000

Martyn R. Redgrave	2/24/2006							1,784			42,691
	3/31/2006				1,200	6,000	12,000	7,518			174,718
	3/31/2006								15,000	24.46	109,364
	5/24/2006							5,000			125,600
	5/24/2006								75,000	26.99	624,750
	6/22/2006								22,000	25.32	171,032
	8/24/2006				1,800	9,000	18,000	9,504			220,873
	9/8/2006							651			15,546
		228,000	1,140,000	2,280,000

Jay Margolis	2/24/2006							821			19,647
	3/31/2006				2,000	10,000	20,000	9,050			210,322
	3/31/2006								25,000	24.46	182,273
	8/24/2006				3,000	15,000	30,000	21,930			509,653
		288,000	1,440,000	2,880,000

V. Ann Hailey		180,000	900,000	1,800,000

Ken Stevens(5)	3/31/2006				700	3,500	7,000	4,498			104,534
	3/31/2006								8,750	24.46	63,795
	5/24/2006							20,000			502,400
	5/24/2006								15,000	26.99	124,950
		198,000	990,000	1,980,000

(1)

Non-Equity Incentive Plan Awards represents the Threshold, Target and Maximum payments under the Company’s Performance-Based Incentive Compensation Plan for the 2006 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation”.

(2)

Equity Incentive Plan Awards represents the Threshold, Target and Maximum payments of performance-based restricted stock for the 2006 Spring and Fall seasons. The actual number of performance-based restricted stock earned is disclosed in the “All Other Stock Awards: Number of Shares of Stock or Units” column of this table.

(3)	Stock awards were granted pursuant to the Company’s 1993 Stock Option and Performance Incentive Plan, as amended.

Stock awards granted to executive officers Wexner, Schlesinger, Redgrave, Margolis and Stevens on March 31, 2006, represent 40% of the annual performance-based restricted stock target and the stock award granted to Ms. Turney on March 31, 2006, represents 50% of the annual performance-based restricted stock target. These awards were earned based on achievement of operating income targets for the Spring season 2006 and vest on March 31, 2008.

Stock awards granted to executive officers Wexner, Schlesinger, Redgrave and Margolis on August 24, 2006, represent 60% of the annual performance-based restricted stock target and the stock award granted to Ms. Turney on August 24, 2006, represents 50% of the annual performance-based restricted stock target. These awards were earned based on achievement of operating income targets for the Fall season and vest on March 31, 2009.

Stock awards granted on February 24, 2006, and September 8, 2006, represent awards made in connection with each executive officer’s election to receive a portion of his or her cash-based incentive compensation bonus in shares of Common Stock. The February 24, 2006 grants were made based on the Fall 2005 bonus and the September 8, 2006, grants were made based on the Spring 2006 bonus. These grants vest 100% three years from the grant date, subject to continued employment and holding of the incentive compensation paid in stock in lieu of cash.

The stock award granted on May 24, 2006, to Mr. Redgrave was made in connection with an increase in his responsibilities and vests 100% three years from the grant date, subject to continued employment. The stock award granted on May 24, 2006, to Ms. Turney was made under the terms of a new employment agreement and vests in three equal annual installments over three years from the grant date, subject to continued employment.

In connection with Ms. Turney’s employment agreement, she will receive future restricted stock awards of 33,333 in 2007 and 33,333 in 2008.

Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(4)

Option awards were granted pursuant to the Company’s 1993 Stock Option and Performance Incentive Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee of the Board and the exercise price is the closing price of Company’s Common Stock on the grant date.

Option awards granted on March 31, 2006, were granted in connection with the Company’s long-term incentive program. These grants vest in four equal installments beginning on the first anniversary of the grant date, subject to continued employment.

Option awards granted on May 24, 2006, and June 22, 2006, to Mr. Redgrave were granted in connection with an increase in his responsibilities. These grants vest in four equal installments beginning on the first anniversary of the grant date, subject to continued employment.

(5)	All stock and option awards granted to Mr. Stevens were subsequently forfeited as a result of his resignation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, February 3, 2007. For purposes of the following table, the option exercise price and the number of options and restricted shares under outstanding grants dated prior to December 22, 2004 have been adjusted in connection with our 2004 special dividend.

	Option Awards								Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)		Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(27)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Leslie H. Wexner	7/1/1997	2,872,085				$9.78		7/1/2007
	2/2/1998	452,760				13.18		2/2/2008
	2/4/2002	421,600				16.84		2/4/2012
	2/3/2003	379,440				12.01		2/3/2013
	2/2/2004	284,580	94,860	(1)		17.78		2/2/2014
	3/31/2005	82,500	247,500	(2)		24.30		3/31/2015
	3/31/2006		82,500	(3)		24.46		3/31/2016
									3/31/2006	48,539	(14)	$1,386,274
									8/24/2006	61,360	(15)	1,752,442
									9/8/2006	3,438	(16)	98,189

Leonard A. Schlesinger	2/2/1998	2,263				11.98		2/2/2008
	2/1/1999	2,223				15.40		2/1/2009
	10/1/1999	526,999				18.17		10/1/2009
	1/31/2000	29,107				18.17		1/31/2010
	2/5/2001	102,764	55,335	(4)		18.41		2/5/2011
	10/29/2001	342,550	184,450	(5)		10.63		10/29/2011
	2/4/2002	158,100				16.84		2/4/2012
	2/3/2003	131,750				12.01		2/3/2013
	3/14/2003	131,751	131,749	(6)		11.81		3/14/2013
	2/2/2004	98,811	32,938	(1)		17.78		2/2/2014
	3/31/2005	31,250	93,750	(2)		24.30		3/31/2015
	4/28/2005	31,250	93,750	(7)		21.88		4/28/2015
	3/31/2006		65,000	(3)		24.46		3/31/2016
									2/5/2001	18,445	(17)	526,789
									3/14/2003	105,399	(18)	3,010,195
									3/14/2003	105,399	(19)	3,010,195
									2/24/2006	1,814	(20)	51,808
									3/31/2006	36,838	(14)	1,052,093
									8/24/2006	46,570	(15)	1,330,039

Sharen J. Turney	6/26/2000	368,899				20.28	(28)	6/26/2010
	2/3/2003	26,350				12.01		2/3/2013
	2/2/2004	42,161	28,105	(8)		17.78		2/2/2014
	3/31/2005	25,000	75,000	(2)		24.30		3/31/2015
	3/31/2006		15,000	(3)		24.46		3/31/2016
									2/24/2006	7,196	(20)	205,518
									3/31/2006	15,000	(14)	428,400
									5/24/2006	33,334	(21)	952,019
									8/24/2006	5,610	(15)	160,222
									9/8/2006	3,102	(16)	88,593

Martyn R. Redgrave	3/8/2005	37,500	112,500	(9)		24.61		3/8/2015
	3/31/2006		15,000	(3)		24.46		3/31/2016
	5/24/2006		75,000	(10)		26.99		5/24/2016
	6/22/2006		22,000	(11)		25.32		6/22/2016
									3/8/2005	25,000	(22)	714,000
									8/26/2005	3,632	(23)	103,730
									2/24/2006	1,784	(20)	50,951
									3/31/2006	7,518	(14)	214,714
									5/24/2006	5,000	(24)	142,800
									8/24/2006	9,504	(15)	271,434
									9/8/2006	651	(16)	18,593

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(27)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Jay Margolis	1/31/2005	125,000	125,000	(12)		$23.70	1/31/2015
	3/31/2006		25,000	(3)		24.46	3/31/2016
								1/31/2005	25,000	(25)	$714,000
								8/26/2005	637	(23)	18,193
								2/24/2006	821	(20)	23,448
								3/31/2006	9,050	(14)	258,468
								8/24/2006	21,930	(15)	626,321

V. Ann Hailey	8/11/1997	10,005				9.99	8/11/2007
	2/2/1998	25,032				11.98	2/2/2008
	10/15/1999	90,799				19.84	10/15/2009
	1/31/2000	6,867				14.56	1/31/2010
	2/5/2001	68,508	36,890	(4)		18.41	2/5/2011
	2/4/2002	1	14,053	(13)		16.84	2/4/2012
	2/3/2003	26,350				12.01	2/3/2013
	2/2/2004	26,350	26,350	(1)		17.78	2/2/2014
	3/31/2005	25,000	75,000	(2)		24.30	3/31/2015
								2/6/2004	52,700	(26)	1,505,112

Ken Stevens		0	0						0		0

(1)	Options vest on February 2, 2008.

(2)	Options vest 1/3 on March 31, 2007, 1/3 on March 31, 2008 and 1/3 on March 31, 2009.

(3)	Options vest 25% on March 31, 2007, 25% on March 31, 2008, 25% on March 31, 2009 and 25% on March 31, 2010.

(4)	Options vest on February 5, 2007.

(5)	Options vest on October 29, 2007.

(6)	Options vest 1/3 on March 14, 2007, 1/3 on March 14, 2008 and 1/3 on March 14, 2009.

(7)	Options vest 1/3 on April 28, 2007, 1/3 on April 28, 2008 and 1/3 on April 28, 2009.

(8)	Options vest 50% on February 2, 2008 and 50% on February 2, 2009.

(9)	Options vest 1/3 on March 8, 2007, 1/3 on March 8, 2008 and 1/3 on March 8, 2009.

(10)	Options vest 25% on May 24, 2007, 25% on May 24, 2008, 25% on May 24, 2009 and 25% on May 24, 2010.

(11)	Options vest 25% on June 22, 2007, 25% on June 22, 2008, 25% on June 22, 2009 and 25% on June 22, 2010.

(12)	Options vest 50% on January 31, 2008 and 50% on January 31, 2009.

(13)	Options vest February 4, 2007.

(14)	Shares vest 100% on March 31, 2008.

(15)	Shares vest 100% on March 31, 2009.

(16)	Shares vest 100% on September 8, 2009.

(17)	Shares vest 100% on February 5, 2007.

(18)	Shares vest 1/3 on March 14, 2007, 1/3 on March 14, 2008 and 1/3 on March 14, 2009.

(19)

Shares vest 1/3 on March 14, 2007, 1/3 on March 14, 2008 and 1/3 on March 14, 2009. Shares have been deferred and will not be issued when vested. Shares will be distributed upon termination of employment.

(20)	Shares vest 100% on February 24, 2009.

(21)	Shares vest 1/3 on May 24, 2007, 1/3 on May 24, 2008 and 1/3 on May 24, 2009.

(22)	Shares vest 100% on March 8, 2009.

(23)	Shares vest 100% on August 26, 2008.

(24)	Shares vest 100% on May 24, 2009.

(25)	Shares vest 100% on January 31, 2008.

(26)	Shares vest 50% on February 6, 2007 and 50% on February 6, 2008.

(27)	Market value based on the $28.56 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 2, 2007).

(28)	In connection with Ms. Turney’s employment offer in 2000, the Company has guaranteed a minimum gain of $9.49 per share on this stock option award.

Option Exercises and Stock Vested Information

The following table provides information relating to option awards exercised and restricted stock awards vested during the fiscal year ended February 3, 2007.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Leslie H. Wexner	1,401,736	$28,040,797	0	$0
Leonard A. Schlesinger(3)	4,526	78,590	80,806	1,928,382
Sharen J. Turney	184,449	2,629,803	11,710	286,778
Martyn R. Redgrave	0	0	0	0
Jay Margolis	0	0	50,000	1,290,000
V. Ann Hailey	564,494	8,805,332	26,350	608,949
Ken Stevens	107,235	1,354,338	11,710	286,778

(1)

Option award Value Realized is calculated based on the difference between the sale price and the option exercise price if the share were sold upon exercise. If the shares were held upon exercise, the value is calculated based on the difference between the closing stock price on the day prior to the date of exercise and the option exercise price.

(2)	Restricted stock award Value Realized is calculated based on the closing stock price on the date the restricted stock award vested.

(3)

50% of Mr. Schlesinger’s Shares Acquired on vesting of his restricted stock award have been deferred into a deferred restricted stock unit account and will be distributed upon termination of employment. Deferred restricted stock units earn dividends equivalent to those awarded on shares of Common Stock. Dividends are reinvested into additional deferred restricted stock units based on the closing stock price on the dividend payment date.

Non-qualified Deferred Compensation(1)

Name	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions(5) ($)	Aggregate Balance at Last FYE(6) ($)
Leslie H. Wexner	$0	$209,510	$810,394	$0	$11,284,235
Leonard A. Schlesinger	1,034,303	253,168	356,615	0	7,307,692
Sharen J. Turney	404,857	382,970	301,530	0	4,668,377
Martyn R. Redgrave	852,516	61,662	54,342	0	1,360,140
Jay Margolis	488,253	130,815	106,938	0	1,604,947
V. Ann Hailey	41,811	173,273	181,192	0	2,594,887
Ken Stevens	44,767	136,507	63,088	0	936,920

(1)

Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement contributions and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s 1993 Stock Option and Performance Incentive Plan. Executive contributions and related matching Company contributions represent 2006 calendar year deferrals and match on incentive compensation payments earned based on performance for the Fall 2005 season which was paid in February 2006 and for the Spring 2006 season which was paid in September 2006.

(2)

Cash contributions in the amount of $221,241, $94,070, $603,686, $488,253, $41,811, $44,767 for executive officers Schlesinger, Turney, Redgrave, Margolis, Hailey and Stevens, respectively, are reported in the “Summary Compensation Table” as “Salary” and/or “Non-Equity Incentive Plan Compensation”. Stock contributions related to an executive officer’s election to receive and defer his or her Spring 2006 incentive compensation in stock of $310,794 and $248,831 for Ms. Turney and Mr. Redgrave, respectively, are included in the “Summary Compensation Table” as “Non-Equity Incentive Plan Compensation” and are detailed in footnote (5) to the table. The amount reported for Mr. Schlesinger includes $813,062 of vested deferred restricted stock units that is also included in the “Option Exercises and Stock Vested Information” table.

(3)

Reflects the Company’s matching contributions to the Supplemental Retirement Plan of up to 3% of associate contributions of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s contributions to the Supplemental Retirement Plan of 6% for less than 5 years of service or 8% for 5 or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included in the “All Other Compensation” column of the “Summary Compensation Table”.

(4)

Non-qualified deferred cash compensation balances earn a fixed rate of interest determined at the beginning of each year based on U.S. Treasury rates. For 2006, this interest rate was 7.5%. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the “Summary Compensation Table”.

Includes dividends earned on deferred stock and restricted stock unit balances in the amount of $64,751, $1,807 and $1,447 for Mr. Schlesinger, Ms. Turney and Mr. Redgrave, respectively. Dividends are reinvested into additional stock units based on the closing market price of the Company’s Common Stock on the dividend payment date.

(5)

Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following termination of employment, but may not make withdrawals during their employment, except in the event of hardship. Deferrals under the Supplemental Retirement Plan and the 1993 Stock Option and Performance Incentive Plan are unfunded.

(6)

Balance includes the value of deferred stock and restricted stock units at calendar year-end in the amount of $3,123,972, $345,729, $276,818 for executive officers Schlesinger, Turney and Redgrave, respectively. Value is calculated based on a stock price of $28.56 on February 2, 2007.

Mr. Stevens’ account balance will be distributed in a lump sum six months following his termination date in accordance with his election and the requirements of Section 409A of the Code.

Retirement and Other Post-Employment Benefits

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our executive officers that will require us to provide compensation in the event of a termination of employment including a termination following a change in control of our Company. Mr. Wexner is not covered by such an agreement but is entitled to termination compensation under the terms of our benefit and stock plans. No termination payments are due to Mr. Stevens as a result of his voluntary resignation. The following tables set forth the expected benefit to be received by each named executive officer in the event of his termination resulting from various scenarios, assuming a termination date of February 3, 2007 and a stock price of $28.56, our stock price on February 2, 2007.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.

Leslie H. Wexner

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0	0

Total Cash Severance	$0	$0	$0	$0	$0	$0	$0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	2,415,200	2,415,200	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	3,236,905	3,236,905	0	0

Total Value of Long-Term Incentives	$0	$0	$0	$5,652,105	$5,652,105	$0	$0

Benefits and Perquisites(4)	$0	$0	$0	$0	$2,000,000	$757,500	$0
Tax Gross-Up	N/A	N/A	N/A	0	N/A	N/A	N/A

Total	$0	$0	$0	$5,652,105	$7,652,105	$757,500	$0

Leonard A. Schlesinger

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$1,200,000	$2,400,000	$2,400,000	$0	$0	$0
Bonus(2)	0	0	1,560,000	2,172,885	0	0	0

Total Cash Severance	$0	$1,200,000	$3,960,000	$4,572,885	$0	$0	$0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	7,723,474	7,723,474	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	8,981,119	8,981,119	0	0

Total Value of Long-Term Incentives	$0	$0	$0	$16,704,593	$16,704,593	$0	$0

Benefits and Perquisites(4)	$28,545	$45,295	$53,670	$53,670	$6,000,000	$1,052,732	$28,545
Tax Gross-Up	N/A	N/A	N/A	4,113,756	N/A	N/A	N/A

Total	$28,545	$1,245,295	$4,013,670	$25,444,904	$22,704,593	$1,052,732	$28,545

Sharen J. Turney

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$1,100,000	$2,200,000	$2,200,000	$0	$0	$0
Bonus(2)	0	0	1,320,000	3,557,508	0	0	0

Total Cash Severance	$0	$1,100,000	$3,520,000	$5,757,508	$0	$0	$0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	683,975	683,975	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	1,834,752	1,834,752	0	0
Guaranteed Minimum Gain on 6/26/00 Option Award(5)	445,470	445,470	445,470	445,470	445,470	445,470	445,470

Total Value of Long-Term Incentives	$445,470	$445,470	$445,470	$2,964,197	$2,964,197	$445,470	$445,470

Benefits and Perquisites(4)	$7,086	$26,514	$36,228	$36,228	$5,000,000	$946,943	$7,086
Tax Gross-Up	N/A	N/A	N/A	0	N/A	N/A	N/A

Total	$452,556	$1,571,984	$4,001,698	$8,757,933	$7,964,197	$1,392,413	$452,556

Martyn R. Redgrave

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$950,000	$1,900,000	$1,900,000	$0	$0	$0
Bonus(2)	0	0	1,140,000	1,944,552	0	0	0

Total Cash Severance	$0	$950,000	$3,040,000	$3,844,552	$0	$0	$0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	148,125	694,905	694,905	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	1,516,222	1,516,222	0	0

Total Value of Long-Term Incentives	$0	$0	$148,125	$2,211,127	$2,211,127	$0	$0

Benefits and Perquisites(4)	$0	$19,351	$29,027	$29,027	$1,950,541	$517,879	$0
Tax Gross-Up	N/A	N/A	N/A	1,933,471	N/A	N/A	N/A

Total	$0	$969,351	$3,217,152	$8,018,177	$4,161,668	$517,879	$0

Jay Margolis

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$1,200,000	$2,400,000	$2,400,000	$0	$0	$0
Bonus(2)	0	0	1,440,000	3,164,448	0	0	0

Total Cash Severance	$0	$1,200,000	$3,840,000	$5,564,448	$0	$0	$0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	710,000	710,000	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	1,640,429	1,640,429	0	0

Total Value of Long-Term Incentives	$0	$0	$0	$2,350,429	$2,350,429	$0	$0

Benefits and Perquisites(4)	$0	$17,518	$26,277	$26,277	$2,109,293	$638,672	$0
Tax Gross-Up	N/A	N/A	N/A	2,375,444	N/A	N/A	N/A

Total	$0	$1,217,518	$3,866,277	$10,316,598	$4,459,722	$638,672	$0

V. Ann Hailey

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	0	900,000	1,292,580	0	0	0

Total Cash Severance	$0	$900,000	$2,700,000	$3,092,580	$0	$0	$0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	1,142,826	1,142,826	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	1,505,112	1,505,112	0	0

Total Value of Long-Term Incentives	$0	$0	$0	$2,647,938	$2,647,938	$0	$0

Benefits and Perquisites(4)	$11,344	$29,274	$38,240	$38,240	$5,050,000	$780,826	$11,344
Tax Gross-Up	N/A	N/A	N/A	0	N/A	N/A	N/A

Total	$11,344	$929,274	$2,738,240	$5,778,758	$7,697,938	$780,826	$11,344

(1)	Assumes a termination date of February 3, 2007.

(2)

Bonus amounts assumed at target. Under “Involuntary without Cause or Voluntary with Good Reason” termination scenarios, actual bonus payments will be equal to bonus payment executive officer would have received if he had remained employed with Limited Brands for a period of one year after the termination date of February 3, 2007. Under an “Involuntary Termination without Cause following a Change in Control” scenario, bonus payments will be equal to the sum of the last four bonus payments received.

(3)	Calculated based on the $28.56 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 2, 2007).

(4)

Estimates for benefits and perquisites include medical, dental, disability and life insurance benefits continuation. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies, and value of unvested retirement balances that would become vested.

(5)

Represents the amount to be paid by the Company in connection with a guaranteed minimum gain on stock options granted to Ms. Turney upon her hire in 2000. Amount is calculated based on the $28.56 fair market value of a share of Common Stock on the last trading day of the fiscal year.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

We calculated 280G tax gross-ups with a discount rate equal to 120% of the Applicable Federal Rate as of February 2, 2007.

The tables do not include the payment of the aggregate balance of the executive officers’ non-qualified deferred compensation that is disclosed in the “Non-qualified Deferred Compensation” table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each executive officer’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the executive is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the executive from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of two years from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The employment agreements for all named executive officers contain customary definitions of cause and good reason. “Cause” shall generally mean that the executive officer (1) willfully failed to perform his duties with the Company (other than a failure resulting from the executive’s incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” means (1) the failure to continue the executive in a capacity originally contemplated in the executive’s employment agreement; (2) assignment to the executive of any duties materially inconsistent with the executive’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the executive’s total cash compensation and benefits from those required to be provided; (4) the requirement that the executive be based outside of the United States, other than for travel that is reasonably required to carry out the executive’s duties; (5) failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control

A change in control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	Any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

b)	During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

c)

A reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock is beneficially owned by individuals and entities who owned Common Stock just prior to the such reorganization, merger or consolidation;

d)	The consummation of a complete liquidation or dissolution of the Company; or

e)	The occurrence of any transaction or event that the Board, in its sole discretion, designates a Change in Control.

In addition, Mr. Schlesinger’s agreement provides that a change in the Chief Executive Officer of Limited Brands will constitute a change in control.

Tax Gross-up

In the event of a termination following a Change in Control, we have agreed to reimburse executive officers for all excise taxes imposed under Section 280G of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 280G excise taxes. The total 280G tax gross-up amount in the above tables assumes that the executive officer is entitled to a full reimbursement by us of (i) any excise taxes imposed as a result of the change in control, (ii) any income and excise taxes imposed as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes imposed as a result of our reimbursement for any excise or income taxes. The calculation of the 280G gross-up amount in the above tables is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 7.19% state income tax rate. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a noncompetition agreement. The calculation of the 280G tax gross-up assumes that amounts will be payable to the executive officer for any excise tax incurred regardless of whether the executive officer’s employment is terminated. However, the amount of the 280G tax gross-up will change based upon whether the executive officer’s employment with us is terminated because the amount of compensation subject to Section 280G will change.

2006 Director Compensation

The following table sets forth compensation earned by the individuals who served as non-associate directors of the Company during fiscal 2006. Amounts disclosed include payments in fiscal 2006 in respect of director service performed in previous fiscal years.(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total($)
Eugene M. Freedman	$80,000	$85,957	—	—	—	—	$165,957
E. Gordon Gee	60,000	71,209	—	—	—	—	131,209
Dennis S. Hersch	25,000	31,408	—	—	—	—	56,408
James L. Heskett	86,500	82,985	—	—	—	—	169,485
Donna A. James	111,124	105,509	—	—	—	—	216,633
David T. Kollat	62,500	73,725	—	—	—	—	136,225
William R. Loomis	72,500	85,957	—	—	—	—	158,457
Jeffrey H. Miro	25,000	31,408	—	—	—	—	56,408
Jeffrey B. Swartz	60,000	71,209	—	—	—	—	131,209
Allan R. Tessler	118,500	109,730	—	—	—	—	228,230
Abigail S. Wexner	97,637	93,028	—	—	—	—	190,665
Raymond Zimmerman	78,500	85,957	—	—	—	—	164,457

(1)

Directors who are associates receive no additional compensation for their service as directors. Our current Board of Directors compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board of Directors, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as Board compensation over the four year period.

(2)

Directors receive an annual cash retainer of $50,000; committee members receive an additional annual cash retainer of $12,500 for membership on the Audit Committee and $10,000 for all other committee memberships; committee chairs receive an additional $15,000 for the Audit and Compensation committees and $10,000 for other committees. Directors also receive fees of $4,000 for each Board of Directors meeting attended in excess of ten during a fiscal year and $1,500 for each committee meeting attended in excess of ten during a fiscal year.

(3)

Directors receive an annual stock retainer worth $50,000; committee members receive an additional annual stock grant worth $12,500 for membership on the Audit Committee and worth $10,000 for other committee memberships. Stock retainers are granted under the Limited Brands, Inc. 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors. The number of shares issued is calculated based on the fair market value of Common Stock on the first day of the fiscal year. The value reported reflects the fair market value of the stock on the day the shares were issued.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about Limited Brands’ equity compensation plans as of February 3, 2007.

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	27,541,270	$17.75	(2)	21,131,958
Equity compensation plans not approved by security holders	0			0

Total	27,541,270			21,131,958

(1)

Includes the following plans: Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2004 Restatement), Limited Brands, Inc. 1996 Stock Plan for Non-Associate Directors, 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors, and Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan. In March 2002, awards then outstanding under the Intimate Brands, Inc. plan were converted into awards relating to 15,561,339 shares of Common Stock in connection with the merger of Intimate Brands, Inc. and a subsidiary of the Company.

(2)	Does not include outstanding rights to receive Common Stock upon the vesting of restricted share awards.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Limited Brands Board of Directors is composed of three directors who are independent, as defined under the rules of the Commission and NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” with the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee reviews Limited Brands’ Compensation Discussion and Analysis on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Limited Brands’ annual report on Form 10-K for the year ended February 3, 2007 and, as applicable, the Company’s proxy or information statement.

Compensation Committee

James L. Heskett, Chair

E. Gordon Gee

Jeffrey B. Swartz

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the date indicated below, were known by Limited Brands to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class(4)
Leslie H. Wexner(1)	51,277,346	12.8%
Three Limited Parkway P.O. Box 16000 Columbus, OH 43216

Capital Research and Management Company(2)	74,912,480	18.8%
333 South Hope Street Los Angeles, CA 90071

AXA Assurances I.A.R.D. Mutuelle(3)	24,110,444	6.0%
26 Rue Drouot 75009 Paris, France

(1)

As of February 28, 2007, includes 1,325,151 shares held in an employee benefit plan as to which Mr. Wexner has the power to dispose of or withdraw those shares, but not to vote those shares. Includes 3,300,568 shares held by Trust 600 and 4,571,601 shares held by R.H.R.E.I. Trust. Mr. Wexner shares voting and investment power with others with respect to shares held by Trust 600 and R.H.R.E.I. Trust. Includes 15,000,000 shares held by The Family Trust and 1,500,000 shares held by The Concierge Trust. Mr. Wexner has sole voting and investment power over the shares held by The Family Trust and The Concierge Trust. Includes 4,892,608 shares held by Mr. Wexner as the sole stockholder, director and officer of Wexner Personal Holdings Corporation. Includes 8,629,156 shares directly owned by Mrs. Wexner and 8,702 shares issuable to Mrs. Wexner within 60 days of February 28, 2007 upon exercise of outstanding stock options. Mr. Wexner may be deemed to share voting and investment power with respect to the shares directly owned by Mrs. Wexner and the shares issuable to Mrs. Wexner upon exercise of outstanding options. Includes 8,453,470 shares directly owned by Mr. Wexner and 3,596,090 shares issuable to Mr. Wexner within 60 days of February 28, 2007 upon exercise of outstanding stock options.

(2)

As of December 29, 2006, based on information set forth in Amendment No. 10 to the joint Schedule 13G filed February 9, 2007 by Capital Research and Management Company, The Growth Fund of America, Inc. and The Investment Company of America. Capital Research and Management Company has sole dispositive power over 74,912,480 shares and voting power over 5,791,660 shares.

(3)

As of December 31, 2006, based on information set forth in the joint Schedule 13G filed February 13, 2007 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc. AXA Assurances I.A.R.D. Mutuelle has sole dispositive power over 24,085,069 shares and sole and shared voting power over 17,821,832 shares.

(4)	Based on the number of shares outstanding as of February 28, 2007.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed Limited Brands’ audited financial statements as of and for the year ended February 3, 2007 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that Limited Brands’ audited financial statements be included in our Annual Report on Form 10-K for the fiscal year 2006 for filing with the Commission.

We have appointed Ernst & Young LLP as Limited Brand’s independent registered public accountants.

Audit Committee

Donna A. James, Chair

Eugene M. Freedman

William R. Loomis, Jr.

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2006 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 3, 2007. The Audit Committee annually reviews the selection of independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2006 and 2005 were approximately $6,021,000 and $4,689,000 respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of management’s assessment of internal controls over financial reporting.

Audit related fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2006 and 2005 were approximately $351,000 and $139,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans and agreed upon procedures.

Tax fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2006 and 2005 were approximately $78,000 and $53,000, respectively. Tax fees include tax compliance and advisory services.

All other fees

Other than as described above, there were no other services rendered by Ernst & Young LLP for the fiscal years ended 2006 or 2005.

Pre-approval policies and procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

We may omit from the proxy statement and form of proxy relating to the next annual meeting of stockholders any proposals of stockholders which are intended to be presented at that meeting which are not received by the Secretary of Limited Brands at our principal executive offices on or before the close of business on December 17, 2007.

In addition, if a stockholder intends to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, proxies solicited by the Board of Directors for the next annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting so long as notice of the proposal is (1) received before the close of business on February 29, 2008 and the Company advises stockholders in next year’s proxy statement as to how management intends to vote on the matter or (2) received after the close of business on February 29, 2008. Stockholder proposals should be sent to the Secretary of Limited Brands. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION EXPENSES

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. Our employees may solicit proxies by telephone, mailgram, facsimile and personal solicitation, in addition to the use of the mail. We have retained Innisfree M&A Incorporated to help us solicit proxies relating to shares held by brokerage houses, custodians, fiduciaries and other nominees for a fee of approximately $15,000, plus expenses. We do not expect to pay any other compensation for the solicitation of proxies.

By Order of the Board of Directors

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

APPENDIX A

LIMITED BRANDS, INC.

2007 CASH INCENTIVE COMPENSATION PERFORMANCE PLAN

Limited Brands, Inc., a Delaware corporation (“Limited Brands”), hereby adopts the Limited Brands, Inc. 2007 Cash Incentive Compensation Performance Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified executive and managerial-level associates and to provide additional financial incentives to such associates to promote the success of the Company and its subsidiaries. Incentive Compensation payable under the Plan to Section 162(m) Executives (as defined below) is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, and the Plan shall be construed consistently with such intention. However, the Company reserves the right to pay discretionary bonuses, or other types of compensation outside of the Plan, including under the Company’s Stock Option and Performance Incentive Plan.

1. Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a) “Board” shall mean the Board of Directors of Limited Brands.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor federal internal revenue law, along with related rules, regulations, and interpretations.

(c) “Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee appointed by the Board to administer the Plan that in the case of any actions taken with respect to any Incentive Compensation payable to any Section 162(m) Executives is comprised of not less than two directors of Limited Brands, each of whom shall qualify in all respects as an “outside director” within the meaning of Section 162(m) of the Code.

(d) “Company” shall mean, collectively, Limited Brands, Inc., a Delaware corporation, and its subsidiaries.

(e) “Incentive Compensation” shall mean, for each Participant, compensation to be paid in the amount determined by the Committee pursuant to Section 6 below.

(f) “Participant” means, with respect to any fiscal year, an associate who is eligible to participate in the Plan for such fiscal year in accordance with Section 3.

(g) “Performance Goal” shall mean the performance goals established by the Committee pursuant to Section 4 hereof.

(h) “Performance Period” shall mean each Spring or Fall selling season or the fiscal year of the Company, or any other period of time (not less than one (1) calendar quarter or more than five (5) years) as will be established by the Committee pursuant to Section 4 of this Plan within which the Performance Goals relating to any award of Incentive Compensation are to be achieved. Any Performance Period may be subject to earlier lapse or other modification pursuant to Section 11 of this Plan in the event of Termination without Cause, resignation for Good Reason, Retirement, death or disability of the Participant or a Change in Control.

(i) “Section 162(m) Executive” shall mean any individual who the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code.

2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay Incentive Compensation for each Participant. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Compensation payable to any Participant; provided, however, that the exercise of such discretion with respect to any Participant who is a Section 162(m) Executive shall not have the effect of increasing the Incentive Compensation that is payable to any other Section 162(m) Executive. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, its subsidiaries, any Participant and any person claiming any benefit or right under the Plan.

3. Eligibility. All Section 162(m) Executives shall be Participants in the Plan unless the Committee, in its sole and absolute discretion, designates that a Section 162(m) Executive shall not be eligible for participation in the Plan for a fiscal year. In addition, all other associates designated by the Committee or other authorized individuals as eligible to participate in the Plan shall be Participants.

4. Awards. The Committee shall establish Performance Goals with respect to each Performance Period. The Performance Goals for a Performance Period must be established, in writing, no later than forty-five (45) days after the commencement of any Performance Period based on the Spring or Fall selling season, and, for any other Performance Period, no later than the lesser of either ninety (90) days or the number of days equal to 25 percent of the Performance Period after the commencement of the Performance Period.

The Performance Goals established by the Committee shall be based on specified levels of or changes in any one or more of the following criteria, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: price of the Limited Brands’ common stock, or the stock of any affiliate, shareholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating company contribution or market share. Performance Goals for a Performance Period shall include a minimum performance standard below which no payments of Incentive Compensation will be made, and a maximum performance standard in which any performance that exceeds this standard will not increase the payment of Incentive Compensation. These Performance Goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the strategic plan for the business. Performance Goals shall be adjusted by the Committee for the following items, but only to the extent such adjustment would not cause a payment of Incentive Compensation to fail to qualify as performance-based compensation within the meaning of Code Section 162(m):

(i)

all items of gain, loss or expense for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as such are defined by generally accepted accounting principles or the Securities and Exchange Commission and as identified in the Company’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;

(ii)	impact from changes in accounting policies approved by the Audit Committee of the Board that were not contemplated in the initial Incentive Compensation targets;

(iii)	all items of gain, loss or expense for the Performance Period related to an exit activity as defined under current generally accepted accounting principles;

(iv)	all items of gain, loss or expense for the Performance Period related to discontinued operations as defined under current generally accepted accounting principles;

(v)	any profit or loss attributable to the business operations of any entity acquired or divested by the Company during the Performance Period;

(vi)

write-offs, accelerated depreciation or other operating expenses at the participating subsidiary level related to the testing of a new brand concept, not included in the original Incentive Compensation targets; and

(vii)	impacts from unanticipated changes in legal structure of a participating subsidiary.

Annual Incentive Compensation targets shall be established for Participants ranging from 0% to 300% of each Participant’s base salary (provided that the maximum projected adjustment that might be made during the Performance Period in the referenced amount of base salary of a Section 162(m) Executive is included in the initially established Performance Goal formula, so that no adjustment in base salary during the Performance Period could result in the loss of the otherwise available exemption of the Incentive Compensation under Section 162(m) of the Code). In the case of an award of Incentive Compensation to any Section 162(m)

2

Executive, the terms of the objective formula or standard setting such targets must prevent any discretion from being exercised by the Committee to later increase the amount payable that would otherwise be due upon attainment of the targets, but may allow discretion to decrease the amount payable, including discretion that is exercised through the establishment of additional objective or subjective goals. Participants may earn their target Incentive Compensation if the business achieves the pre-established Performance Goals. The target Incentive Compensation percentage for each Participant will be based on the level and functional responsibility of his or her position, size of the business for which the Participant is responsible, and competitive practices. The amount of Incentive Compensation paid to Participants may range from zero to double their targets, based upon the extent to which Performance Goals are achieved or exceeded. Except as otherwise permitted by Section 162(m) of the Code, the minimum level at which a Participant will earn any Incentive Compensation, the level at which a Participant will earn the maximum Incentive Compensation of double the target, and the interpolation guidelines for calculating payments within that range must be established by the Committee, in writing, within forty-five (45) days after the commencement of any Performance Period based on the Spring or Fall selling season, and, for any other Performance Period, no later than the lesser of either ninety (90) days or the number of days equal to 25 percent of the Performance Period after the commencement of the Performance Period.

5. Committee Certification. As soon as reasonably practicable after the end of each Performance Period, and prior to the payment of any Incentive Compensation to a Section 162(m) Executive, the Committee shall certify, in writing, that the Performance Goals for such Performance Period were satisfied.

6. Payment of Incentive Compensation. The selection of Participants to whom Incentive Compensation shall actually be paid shall be conditioned upon each Participant’s continued performance of services for the Company through the last day of the Performance Period. The amount of the Incentive Compensation actually paid to a Participant for a Performance Period shall be such amount as determined by the Committee in its sole discretion, including zero, provided that the maximum aggregate actual payment for all Incentive Compensation awards payable to any Participant in any fiscal year of the Company shall be $10,000,000. For the purpose of calculating this fiscal year limit, the Award for any Performance Period of less than one year is deemed to be payable on the last day of the Performance Period, and the Award for any Performance Period of over one year is deemed to be payable ratably over the Performance Period. If, after amounts have been earned with respect to Incentive Compensation awards, the payment of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded for purposes of this limit. Subject to the last sentence of this Section 6 and to Section 11 below, Incentive Compensation shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, but in no event later than sixty (60) days following the end of the Performance Period to which such Incentive Compensation relates. To the extent provided by the Committee, in its sole discretion, the annual Incentive Compensation may be paid in the form of shares of Limited Brands common stock under the Limited Brands Stock Option and Performance Incentive Plan, or may be deferred under the Limited Brands Supplemental Retirement Plan, subject to the terms and conditions of such plans.

7. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Compensation or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or associate of the Company or any subsidiary or affiliate of the Company.

8. Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation. The Company shall also have the right to withhold from Incentive Compensation any amounts that may be required to be withheld from other taxable noncash compensation or taxable reimbursements payable to a Participant that may themselves have not been subjected to withholding at the time of payment.

3

9. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

10. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general unsecured creditor of the Company.

11. Adoption, Amendment, Suspension and Termination of the Plan.

(a) Subject to the approval of the Plan by Limited Brands’ stockholders, the Plan shall be effective for payments made with respect to Performance Periods that commence during the Company’s 2007 fiscal year and thereafter and shall continue in effect until terminated as provided below; provided, however, that no payment of Incentive Compensation may be paid to Section 162(m) Executives prior to approval of the Plan at Limited Brands’ 2007 Annual Meeting of Stockholders. If the Plan is not approved by stockholders at the Limited Brands’ 2007 Annual Meeting of Stockholders, any awards granted under the Plan to Section 162(m) Executives shall be null and void and of no effect.

(b) Subject to the limitations set forth in paragraph (c) below, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable, subject, with respect to any Section 162(m) Executive, to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code.

(c) No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations under any Incentive Compensation previously awarded under the Plan.

12. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Ohio, other than the choice of law rules thereof.

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ADMITTANCE SLIP

2007 ANNUAL MEETING OF STOCKHOLDERS

Date, time and place of meeting:

Date:	Monday, May 21, 2007

Time:	9:00 a.m., Eastern Time

Place:	Limited Brands, Inc. Three Limited Parkway Columbus, Ohio 43230

Attending the meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed. Photographs or video taken by Limited Brands at the meeting may be used by Limited Brands. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at http://www.limitedbrands.com/faq/investor.jsp or contact Limited Brands Investor Relations at (614) 415-7076.

Paper containing 10% post consumer waste was used in the production of this Notice of Annual Meeting of Stockholders and Proxy Statement.

Limitedbrands THREE LIMITED PARKWAY P.O. BOX 16000 COLUMBUS, OH 43230

Internet and Telephone Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2007. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Limited Brands, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
LIMTB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIMITED BRANDS, INC.
PLEASE SEE ABOVE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A. Company Proposals - The Board of Directors recommends a vote “FOR” all the nominees listed in proposal 1 and a vote “FOR” proposals 2 and 3. 1. Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01- Dennis S. Hersch	☐	☐	☐
02- David T. Kollat
03- William R. Loomis, Jr.
04- Leslie H. Wexner

	For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants	☐	☐	☐

3. Approval of the Company’s 2007 Cash Incentive Compensation Performance Plan	☐	☐	☐

B. Stockholder proposal - The Board of Directors recommends a vote “AGAINST” proposal 4.	For	Against	Abstain

4. Declassification of the Board	☐	☐	☐

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 16, 2007.

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear(s) hereon. If stock is held jointly, signature should include both names. Executors, Administrators, Trustees, Guardians and others signing in a representative capacity should indicate full titles.

For address changes/comments, please check this box and write them on the back where indicated			☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Proxy – Limited Brands, Inc.

This Proxy is Solicited on behalf of the Board of Directors for the

Annual Meeting of Stockholders on

May 21, 2007

The undersigned hereby appoints Leslie H. Wexner, Leonard A. Schlesinger and Martyn R. Redgrave, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of Limited Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 21, 2007 at 9:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)